Filed pursuant to Rule 433
dated May 6, 2019
Relating to
Preliminary Pricing Supplement dated May 6, 2019
to Prospectus Supplement dated May 2, 2018 and
Prospectus dated November 17, 2017
Registration Statement No. 333-221639

Pricing Term Sheet for 3.200% Secured Medium-Term Notes, Series M, due May 15, 2029

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company
Trade Date: May 6, 2019

Original Issue Date/Settlement Date: May 8, 2019

Principal Amount: $375,000,000

Price to Public: 99.609% of Principal Amount, plus accrued interest, if any, from May 8, 2019 if settlement occurs after that date

Interest Rate: 3.200% per annum

Interest Payment Dates: May 15 and November 15, commencing November 15, 2019

Redemption: As specified in Preliminary Pricing Supplement dated May 6, 2019. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: May 15, 2029

CUSIP: 74456QBY1

Joint Book-Running Managers:
Citigroup Global Markets Inc. ($52,500,000)

Credit Suisse Securities (USA) LLC ($52,500,000)
Mizuho Securities USA LLC ($52,500,000)
TD Securities (USA) LLC ($52,500,000)
BNP Paribas Securities Corp. ($39,375,000)

RBC Capital Markets, LLC ($39,375,000)

Co-Managers:

BNY Mellon Capital Markets, LLC ($18,750,000)

PNC Capital Markets LLC ($18,750,000)

Scotia Capital (USA) Inc. ($18,750,000)

CastleOak Securities, L.P. ($15,000,000)

Siebert Cisneros Shank & Co., L.L.C. ($15,000,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling Citigroup Global Markets Inc. toll free at (800) 831-9146, Credit Suisse Securities (USA) LLC toll free at (800) 221-1037, Mizuho Securities USA LLC toll free at (866) 271-7403 or TD Securities (USA) LLC toll free at (855) 495-9846.